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Exhibit 10.88

FIRST AMENDMENT TO THE

WYNN RESORTS, LIMITED 2002 STOCK INCENTIVE PLAN

        Wynn Resorts, Limited, a Nevada corporation (the "Company"), hereby amends the Wynn Resorts, Limited 2002 Stock Incentive Plan (the "Plan"), with reference to the following facts:

        A.    The Company maintains the Plan to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to selected key employees, consultants and directors through the grant of stock options and stock awards.

        B.    By Section 17 of the Plan, the Board of Directors of the Company has reserved the right to amend the Plan.

        C.    The Board of Directors of the Company has authorized the amendment of the Plan to limit the authority of the Administrator to make grants of Options and Stock Awards to any Employee, Consultant or Director who owns more than five percent of the issued and outstanding Common Stock of the Company.

        NOW, THEREFORE, the Plan is hereby amended, effective as of October 21, 2002, as follows:

        1.    Section 4(b)(ii) of the Plan is hereby amended to provide in its entirety as follows:

          "(ii)    to select the Employees, Consultants or Directors to whom Options or Stock Awards may be granted; provided, however, that the Administrator shall have no authority or discretion to grant an Option or Stock Award to any Employee, Consultant or Director who owns more than five percent of the issued and outstanding Common Stock."

        2.    In all other respects, the terms and provisions of the Plan are hereby ratified and declared to be in full force and effect.

Adopted by the Board on October 21, 2002

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FIRST AMENDMENT TO THE WYNN RESORTS, LIMITED 2002 STOCK INCENTIVE PLAN